UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of the earliest event reported) January 11, 2016

Eos Petro, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-53246	98-0550353
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1999 Avenue of the Stars, Suite 2520 Los Angeles, California 90067
 (Address of principal executive offices)
(310) 552-1555
 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Alan D. Gains as Chief Executive Officer

Effective January 11, 2016 (the "Effective Date"), Eos Petro, Inc. (the "Company") entered into an employment agreement with Alan D. Gaines whereby Mr. Gaines is appointed as the Company's Chief Executive Officer ("CEO"), reporting to the Board of Directors.  In connection with his appointment, Mr. Gaines will receive an annual base salary of One Hundred Fifty Thousand Dollars ($150,000), which may be increased up to Four Hundred Twenty Thousand Dollars ($420,000.00) annually based on achievement of certain company and individual performance objectives.  Mr. Gaines will also be eligible for certain annual bonuses based in part on achievement of certain company and individual performance objectives, and in part on the discretion of the Board of Directors of the Company.  The foregoing does not constitute a complete summary of the terms of the employment agreement between the Company and Mr. Gaines, and reference is made to the complete text of the employment agreement, which was signed on December 16, 2015 and is attached hereto as Exhibit 10.1.

In connection with the appointment of Mr. Gaines, Martin B. Oring will step down from the position of Chief Executive Officer as of the Effective Date, but will continue serving as a member of the Board of Directors.
Mr. Gaines, age 60, has over 30 years of experience as an energy investment banker and advisor, having participated in the raising of debt and equity totaling well over $100 billion.  In addition, Mr. Gains has extensive experience as an entrepreneur and operator in the oil and gas industry.  In September 2014, Mr. Gaines formed ALG Corp. (and a predecessor company, Direct Crude, LLC in 2011), and presently serves as Chairman of the Board of Directors and CEO.  ALG Corp. is an advisory for the energy (predominantly upstream) and media industries, specializing in recapitalization and restructuring.   Before his tenure at ALG Corp., Mr. Gaines served as Chairman of the Board of Directors and founder of Dune Energy, Inc. from its formation in May 2001 through April 2011. Mr. Gaines also served as CEO of Dune Energy from inception through May 2007, when he stepped down following the acquisition of Goldking Corporation, raising total proceeds of $540 million, and taking a less active role.  Before founding Dune Energy, Mr. Gaines served as Chief Advisor to financier Carl C. Icahn in all of Mr. Icahn's investments within the energy space from 1984 to 1998, including such highly publicized forays as Gulf Oil, Texaco, Pennzoil, Phillips Petroleum, Williams Cos., Unocal, USX (Marathon Oil), Tenneco, Western Company.
In connection with Mr. Gaines' employment as CEO, the Company and Mr. Gaines also entered into a Stock Option Agreement, signed on December 16, 2015 and effective as of the Effective Date, whereby the Company would issue to Mr. Gaines options to purchase up to 4,500,000 shares of the Company's restricted common stock, all of which have an exercise price of $1.00 per share and expire on the fifth anniversary of the Effective Date.  The options shall vest as follows:

•	1,500,000 of the shares vested on the Effective Date;

•	1,500,000 of the shares shall vest on the first anniversary of the Effective Date; and

•	1,500,000 of the shares shall vest on the second anniversary of the Effective Date.

Item 8.01 Other Events.
Press Release of Mr. Gaines' Appointment
On December 22, 2015, the Company issued a press release announcing the appointment of Mr. Gaines to the position of CEO of the Company.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Alan Gaines's Employment Agreement, signed December 16, 2015 and effective January 11, 2016.
99.1	Press Release of Eos Petro regarding Mr. Gaines' appointment as CEO, dated December 22, 2015.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

Eos Petro, Inc.
(Registrant)

Dated: as of January12, 2016	By:	/s/ Nikolas Konstant
Nikolas Konstant
Chairman of the Board and
Chief Financial Officer